UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)
of the
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):  April 30, 2009

______________________________________________________________________

(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51689	88-0456274
(Commission File Number)	(I.R.S. Employer Identification No.)

2121 Sage Road, Suite 200
Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

 (Former name or former address, if changed since last report.)

(713) 625-7800
(Telephone number, including area code)

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           On April 30, 2009, Kevin Regan was elected to serve as a member of the board of directors of Exobox Technology Corporation (the “Company”).

Except as set forth in (e) below, there are no arrangements or understandings between Mr. Regan and any other person pursuant to which he was elected to serve as an officer or director of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, nor are any currently proposed, regarding Mr. Regan that are required to be disclosed by Item 404(a) of Regulation S-K.

(e)           The Company entered into an employment agreement with Mr. Regan, effective January 1, 2009 (the “Agreement”), pursuant to which Mr. Regan would serve as President and Chief Operating Officer of the Company.  The Agreement has an initial term of two (2) years, commencing on January 1, 2009, and may be automatically renewed and extended for subsequent two (2)  year periods provided neither the Company nor Mr. Regan terminate the Agreement prior to the expiration of the applicable term.  Pursuant to the Agreement, Mr. Regan will be paid a base salary of $260,000 per year, and will be eligible to receive bonuses at the discretion of the Company’s board of directors.  The Agreement also entitles Mr. Regan the right to participate in the Company’s health and retirement plans.  Pursuant to the Agreement, the Company granted to Mr. Regan (i) 5,000,000 shares of the Company’s common stock and (ii) warrants to purchase up to 7,500,000 shares of the Company’s common stock, at exercise prices ranging from $0.15 per share to $0.75 per share, expiring December 1, 2013.  Should Mr. Regan be terminated without cause or should he resign for good reason, the Agreement provides for a severance payment equal to (x) the amount of base salary payable for the greater of (A) the remaining term of the Agreement or (B) a period of six (6) months for every twelve (12) months of employment, on a pro rata basis, capped at twenty-four (24) months and (y) all rights and benefits granted to Mr. Regan under the Agreement.  Mr. Regan’s employment agreement contains confidentiality provisions consistent with his fiduciary duty obligations owed to the Company.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibit

The following exhibits are to be filed as part of this 8-K:

EXHIBIT NO.	IDENTIFICATION OF EXHIBIT

99.1	Employment Agreement of Kevin Regan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/Kevin Regan
Kevin Regan, President

Dated: May 6, 2009